Workstream Inc. Announces NASDAQ Listing Determination

Maitland, Florida — May 21, 2009 – Workstream (NASDAQ: WSTM), a leading provider of on demand talent management solutions, today announced receipt of Nasdaq’s listing determination.

On February 5, 2009, Workstream Inc. (the “Company”) received notification from the Nasdaq Hearings Panel (“the Panel”) that it had determined to grant the Company’s request for continued listing on the Nasdaq Capital Market, subject to satisfaction by the Company of certain conditions.  The most relevant condition contained in the letter was that the Company disclose, on a Form 8-K, on or before May 19, 2009 pro forma financial statements evidencing compliance with the Nasdaq Capital Market Listing Rule 5550(b)(1) which requires a minimum of $2.5 million stockholders’ equity,  $35 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On May 19, 2009, the Company sent a letter to the Panel noting that although it was not able to comply with any of the alternative listing criteria on or before May 19, 2009, it had made significant progress in the execution of its plan, specifically in reporting net income from continuing operations in excess of $500,000 in its quarter ended February 28, 2009 and increasing its market capitalization from its low of approximately $1.1 million ($.02 per share) in December 2008 to approximately $21.1 million ($.37 per share) as of May 18, 2009; and was therefore requesting an additional 180-day period to regain full compliance with the listing standards.

On May 20, 2009, the Company received a notice from the Panel stating that the Panel has determined to delist the Company’s common stock from The Nasdaq Stock Market unless the Nasdaq Listing and Hearing Review Council (the “Listing Council”) calls the matter for review and stays the delisting.  The Panel’s decision was based on the Company’s inability to evidence compliance with the Nasdaq Capital Market Listing Rule 5550(b)(1), within the 180 day timeframe.

The Panel indicated that absent a stay by the Listing Council, the trading of the Company’s common stock on The Nasdaq Stock Market will be suspended at the open of trading on Friday, May 22, 2009.

The Company is evaluating whether or not it will file an appeal of the Panel’s decision.  Such appeal must be made within 15 calendar days (June 4, 2009) from the date of the Panel’s decision.  The Company is also in the process of engaging a market maker for its common stock and completing the required application to be filed for quotation of the Company’s common stock on the Over-The-Counter Bulletin Board should it be unsuccessful in its efforts to remain listed on the Nasdaq Capital Market.

The Company’s common stock was also listed on the NASDAQ OMX BX (formerly known as the Boston Stock Exchange).  In October 2007, the Boston Stock Exchange decided to terminate its listing program for all of the stocks registered on this exchange and asked that companies delist from its exchange.  On May 20, 2009, they announced that they will file a Form 25 to formally delist and terminate the trading of WSTM stock on this exchange.

Investor Relations:
Workstream Inc.
LeAnn Hitchcock, 407-475-5500
LeAnn.Hitchcock@workstreaminc.com

Media/Press:
Workstream Inc.
LeAnn Hitchcock,
LeAnn.Hitchcock@workstreaminc.com